Exhibit 21.1

                             CFC International, Inc.

                                  SUBSIDIARIES



CFC Management, Inc.


CFC Europe, Ltd. (U.K.)


CFC Northern Bank Note Company, LLC


CFC Europe GmbH


CFC International (Europe) GmbH